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                                                                    EXHIBIT 15.0

February 24, 1999

Republic Bancshares, Inc.
111 2nd Avenue NE, Suite 300
St. Petersburg, FL  33701







Republic Bancshares, Inc.:

We are aware that Republic Bancshares, Inc. has incorporated by reference in its registration statement on Form S-8 its Form 10-Q for the quarters ended June 30, 1998, and September 30, 1998, which includes our reports dated August 13, 1998, and October 26, 1998, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP